Exhibit 99.1

ARKO REPORTS SECOND QUARTER 2021 FINANCIAL RESULTS

Net Income of $25.6 million

Adjusted EBITDA Increases 10.5% to $75.7 million

Same Store Merchandise Sales Increase 2.4% and 7.4% on a Two-Year Stack Basis*

Same Store Merchandise Sales Excluding Cigarettes Increase of 4.3% and 10.2% on a Two-Year Stack Basis*

RICHMOND, VA, August 12, 2021 – ARKO Corp. (Nasdaq: ARKO) (“ARKO” or the “Company”), a growing leader in the U.S. convenience store industry, today announced financial results for the second quarter ended June 30, 2021.

Second Quarter 2021 Key Highlights*

•
Operating income of $45.8 million for the quarter compared to $47.7 million in second quarter of 2020
•
Net income for the quarter of $25.6 million compared to $32.5 million for the second quarter of 2020
•
Adjusted EBITDA of $75.7 million, or a 10.5% increase compared to the prior year period, supported by strong results in the overall profitability of our Empire acquisition
•
Successfully completed 19th acquisition of the Company’s history, closing on the 60 retail convenience stores from the ExpressStop transaction during the quarter, and added 19 net new dealers during the quarter
•
Same store merchandise sales increase of 2.4% compared to the prior year period, and 7.4% on a two-year stack basis, while merchandise margin increased 140 basis points to 28.7% from 27.3%
•
Same store merchandise sales excluding cigarettes increase of 4.3% compared to the prior year period, and 10.2% on a two-year stack basis
•
Retail fuel margin cents per gallon decreased by 19% to 34.3 cents per gallon; same store fuel gallons sold increased by 11.9%
•
Extended wholesale merchandise agreement with Core-Mark International and expanded coverage to include 1,055 locations, up from 865 previously
•
DoorDash delivery partnership continues its expansion, now operating in 684, or nearly half, of all Company-operated stores

“As a testament to the hard work and dedication of our team as well as our multi-faceted growth strategy, during the second quarter, we once again delivered strong financial performance,” said Arie Kotler, Chairman, President and Chief Executive Officer of ARKO. “Not only was our in-store merchandising strategy on full display, but our M&A engine also proved to be highly productive, led by the continued successful integration of Empire and the acquisition of the ExpressStop stores. Integration efforts for the differentiated wholesale asset are running ahead of expectations as we’ve managed to extract notable cost synergies and generate incremental growth. With a strong balance sheet and clear strategic vision, we are excited to continue the strong execution of our priorities as we aim to drive growth and increase shareholder value.”

* Same store merchandise sales increase on a two-year stack basis is the same store merchandise sales increase in the current year added to the same store merchandise sales increase in the prior year period. This measure may be helpful to improve the understanding of trends in periods that are affected by variations in prior year growth rates.

Second Quarter 2021 Segment Highlights

Retail

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands)
Fuel gallons sold	264,967	208,861	491,079	443,676
Same store fuel gallons sold increase (decrease) (%) [1]	11.9%	(26.4%)	(1.7%)	(17.5%)
Fuel margin, cents per gallon [2]	34.3	42.5	33.3	33.9
Merchandise revenue	$426,365	$391,697	$785,646	$715,376
Same store merchandise sales increase (%) [1]	2.4%	5.0%	4.0%	2.7%
Same store merchandise sales excluding cigarettes increase (%) [1]	4.3%	5.9%	6.5%	3.0%
Merchandise contribution [3]	$122,413	$107,120	$220,940	$191,708
Merchandise margin [4]	28.7%	27.3%	28.1%	26.8%

[1] Same store is a common metric used in the convenience store industry. We consider a store a same store beginning in the first quarter in which the store has a full quarter of activity in the prior year. Refer to Use of Non-GAAP Measures below for discussion of this measure.

[2] Calculated as fuel revenue less fuel costs divided by fuel gallons sold; excludes the estimated fixed margin paid to GPM Petroleum ("GPMP") for the cost of fuel.

[3] Calculated as merchandise revenue less merchandise costs.

[4] Calculated as merchandise contribution divided by merchandise revenue.

Same store merchandise sales increased 2.4% for the quarter and 4.3% excluding cigarettes as compared to the second quarter of 2020. Total merchandise contribution increased $15.3 million for the quarter compared to the prior year due to same store sales growth coupled with a 140-basis point increase in merchandise margin and a $10.1 million contribution from the ExpressStop and Empire acquisitions.

For the second quarter of 2021, retail fuel profitability (excluding intercompany charges by our wholesale fuel distribution subsidiary, GPM Petroleum LP (“GPMP”)) increased approximately $2.2 million compared to the prior year period primarily due to the $15.6 million contribution from the ExpressStop and Empire acquisitions, which was offset by a decrease in same store fuel profit of $11.9 million (excluding intercompany charges by GPMP). Although same store gallons sold increased by 11.9% compared to the second quarter of 2020, retail fuel margin cents per gallon decreased 19% to 34.3 cents per gallon primarily due to record-setting impact of the COVID-19 pandemic in the prior year.

Wholesale

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands)
Fuel gallons sold – non-consignment agent locations	214,761	7,288	398,406	14,815
Fuel gallons sold – consignment agent locations	41,964	5,012	79,875	10,601
Fuel margin, cents per gallon[1] – non-consignment agent locations	5.6	5.4	5.4	5.7
Fuel margin, cents per gallon[1] – consignment agent locations	25.4	30.1	23.7	24.3

[1] Calculated as fuel revenue less fuel costs divided by fuel gallons sold; excludes the estimated fixed margin paid to GPMP for the cost of fuel.

For the second quarter of 2021, wholesale fuel profitability (excluding intercompany charges by GPMP) increased approximately $20.9 million compared to the prior year period, with the Empire acquisition accounting for approximately $20.6 million of the growth. Fuel contribution from non-consignment agent locations grew by $11.7 million compared to the prior year due to a 207 million gallon increase in fuel volume. Fuel margin cents per gallon for these locations increased 0.2 cents compared to the second quarter of 2020.

Fuel contribution from consignment agent locations grew $9.2 million compared to the prior year due to a quarter over quarter increase in volume of 37 million gallons, although fuel margin cents per gallon declined 4.7 cents due to the record-setting fuel margin in the prior year. Although volume sold through consignment locations aggregated 16% of the combined total, fuel margin dollars realized accounted for approximately 47% of the fuel margin dollar contribution.

Liquidity and Capital Expenditures

As of June 30, 2021, the Company’s total liquidity was approximately $509 million, consisting of cash and cash equivalents of $229.4 million, plus $31.8 million of restricted investments, and approximately $248 million of unused availability under lines of credit. Outstanding debt was $685.7 million, resulting in net debt of $424.5 million. Capital expenditures were $32.6 million for the six months ended June 30, 2021, compared to $20.5 million for the prior year period.

Store Network Update

The following tables present certain information regarding changes in the store network for the periods presented:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
Retail Segment	2021	2020	2021	2020

Number of sites at beginning of period.................................................	1,324	1,271	1,330	1,272
Acquired sites...................................................................................	61	—	61	—
Newly opened or reopened sites..........................................................	1	—	1	—
Company-controlled sites converted to................................................
consignment locations and independent and lessee dealers, net.........	(3)	—	(3)	(1)
Closed, relocated or divested sites......................................................	(2)	(5)	(8)	(5)
Number of sites at end of period.........................................................	1,381	1,266	1,381	1,266

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
Wholesale Segment	2021	2020	2021	2020

Number of sites at beginning of period.................................................	1,625	128	1,614	128
Newly opened or reopened sites..........................................................	21	—	35	—
Consignment locations or independent and lessee
dealers converted from Company-controlled sites, net.......................	3	—	3	1
Closed, relocated or divested sites......................................................	(2)	(1)	(5)	(2)
Number of sites at end of period.........................................................	1,647	127	1,647	127

Conference Call and Webcast Details

The Company will host a conference call to discuss these results today at 10:00 a.m. Eastern Time. Investors interested in participating in the live call can dial 877-605-1792 or 201-689-8728. A telephone replay will be available approximately two hours after the call concludes through August 23, 2021, by dialing 877-660-6853 or 201-612-7415 and entering confirmation code 13720407.

There will also be a simultaneous, live webcast available on the Investor Relations section of the Company’s website at https://www.arkocorp.com/. The webcast will be archived for 30 days.

About ARKO Corp.

ARKO Corp. (Nasdaq: ARKO) owns 100% of GPM Investments, LLC (“GPM”). Based in Richmond, VA, GPM was founded in 2003 with 169 stores and has grown through acquisitions to become the 6th largest convenience store chain in the United States, operating or supplying fuel to approximately 3,000 locations in 33 states and the District of Columbia, comprised of approximately 1,400 company-operated stores and approximately 1,650 dealer sites to which we supply fuel. We operate in three reportable segments: retail, which consists of fuel and merchandise sales to retail consumers; wholesale, which supplies fuel to third-party dealers and consignment agents; and GPM Petroleum, which supplies fuel to our sites (both in the retail and wholesale segments). Our stores offer fas REWARDS® high value loyalty program, a large selection of beverages, coffee, fountain drinks, candy, salty snacks, and many other products to meet the needs of the everyday customer. To learn more about GPM stores, visit: www.gpminvestments.com. To learn more about ARKO, visit: www.arkocorp.com.

Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things, changes in economic, business and market conditions; our ability to maintain the listing of our common stock and warrants on the Nasdaq Stock Market; changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; expansion plans and opportunities; changes in the markets in which we compete; changes in applicable laws or regulations, including those relating to environmental matters; market conditions and global and economic factors beyond our control, including the potential adverse effects of the ongoing global coronavirus (COVID-19) pandemic on capital markets (including with respect to new variants of the virus), general economic conditions, unemployment and our liquidity, operations and personnel; and the outcome of any known or unknown litigation and regulatory proceedings. Detailed information about these factors and additional important factors can be found in the documents that ARKO files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. ARKO assumes no obligation to update forward-looking information, except as required by applicable law.

Media Contact

Andrew Petro

Matter on behalf of ARKO

(978) 518-4531

apetro@matternow.com

Investor Contact

Chris Mandeville

ICR on behalf of ARKO

ARKO@icrinc.com

	Consolidated statements of operations

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands)
Revenues:
Fuel revenue	$1,460,763	$407,512	$2,563,710	$970,553
Merchandise revenue	426,365	391,697	785,646	715,376
Other revenues, net	22,686	15,066	44,814	28,226
Total revenues	1,909,814	814,275	3,394,170	1,714,155
Operating expenses:
Fuel costs	1,347,109	316,891	2,359,907	816,694
Merchandise costs	303,952	284,577	564,706	523,668
Store operating expenses	154,668	126,023	299,606	254,853
General and administrative expenses	31,861	20,527	58,574	39,420
Depreciation and amortization	25,273	16,814	49,515	33,885
Total operating expenses	1,862,863	764,832	3,332,308	1,668,520
Other expenses, net	1,195	1,733	2,867	5,909
Operating income	45,756	47,710	58,995	39,726
Interest and other financial income	2,601	412	1,695	1,000
Interest and other financial expenses	(14,598)	(12,925)	(42,309)	(20,164)
Income before income taxes	33,759	35,197	18,381	20,562
Income tax expense	(8,212)	(2,510)	(7,490)	(499)
Income (loss) from equity investee	26	(178)	20	(411)
Net income	$25,573	$32,509	$10,911	$19,652
Less: Net income attributable to non-controlling interests	54	10,614	128	8,213
Net income attributable to ARKO Corp.	$25,519	$21,895	$10,783	$11,439
Series A redeemable preferred stock dividends	(1,434)		(2,836)
Net income attributable to common shareholders	$24,085		$7,947
Net income per share attributable to common shareholders - basic and diluted	$0.19	$0.32	$0.06	$0.17
Weighted average shares outstanding:
Basic	124,428	69,490	124,395	68,118
Diluted	133,032	69,490	124,543	68,118

	Consolidated balance sheets

	June 30, 2021	December 31, 2020
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$229,399	$293,666
Restricted cash with respect to bonds	—	1,230
Restricted cash	15,537	16,529
Trade receivables, net	67,720	46,940
Inventory	183,113	163,686
Other current assets	90,978	87,355
Total current assets	586,747	609,406
Non-current assets:
Property and equipment, net	545,321	491,513
Right-of-use assets under operating leases	963,503	961,561
Right-of-use assets under financing leases, net	200,587	198,317
Goodwill	174,053	173,937
Intangible assets, net	209,342	218,132
Restricted investments	31,825	31,825
Non-current restricted cash with respect to bonds	—	1,552
Equity investment	2,697	2,715
Deferred tax asset	39,506	40,655
Other non-current assets	15,804	10,196
Total assets	$2,769,385	$2,739,809
Liabilities
Current liabilities:
Long-term debt, current portion	$10,119	$40,988
Accounts payable	182,050	155,714
Other current liabilities	117,853	133,637
Operating leases, current portion	50,730	48,878
Financing leases, current portion	7,195	7,834
Total current liabilities	367,947	387,051
Non-current liabilities:
Long-term debt, net	675,588	708,802
Asset retirement obligation	56,035	52,964
Operating leases	980,273	973,695
Financing leases	232,236	226,440
Deferred tax liability	3,737	2,816
Other non-current liabilities	148,680	96,621
Total liabilities	2,464,496	2,448,389

Series A redeemable preferred stock	100,000	100,000

Shareholders' equity:
Common stock	12	12
Additional paid-in capital	214,781	212,103
Accumulated other comprehensive income	9,119	9,119
Accumulated deficit	(18,870)	(29,653)
Total shareholders' equity	205,042	191,581
Non-controlling interest	(153)	(161)
Total equity	204,889	191,420
Total liabilities, redeemable preferred stock and equity	$2,769,385	$2,739,809

	Consolidated statements of cash flows
	For the Six Months Ended June 30,
	2021	2020
	(in thousands)
Cash flows from operating activities:
Net income	$10,911	$19,652
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	49,515	33,885
Deferred income taxes	2,109	(950)
Loss on disposal of assets and impairment charges	975	4,382
Foreign currency gain	(1,143)	(235)
Amortization of deferred financing costs, debt discount and premium	621	1,167
Amortization of deferred income	(4,411)	(4,328)
Accretion of asset retirement obligation	834	665
Non-cash rent	3,349	3,548
Charges to allowance for credit losses	322	68
(Income) loss from equity investment	(20)	411
Share-based compensation	2,514	255
Fair value adjustment of financial assets and liabilities	9,833	—
Other operating activities, net	532	(204)
Changes in assets and liabilities:
(Increase) decrease in trade receivables	(21,102)	819
(Increase) decrease in inventory	(11,732)	11,895
(Increase) decrease in other assets	(4,762)	4,230
Increase in accounts payable	26,960	19,527
(Decrease) increase in other current liabilities	(6,933)	5,237
Decrease in asset retirement obligation	(113)	(116)
Increase in non-current liabilities	758	2,000
Net cash provided by operating activities	59,017	101,908
Cash flows from investing activities:
Purchase of property and equipment	(32,638)	(20,481)
Purchase of intangible assets	(175)	(30)
Proceeds from sale of property and equipment	36,059	356
Business acquisitions, net of cash	(93,527)	(320)
Loans to equity investment	—	(189)
Net cash used in investing activities	(90,281)	(20,664)
Cash flows from financing activities:
Lines of credit, net	—	(83,041)
Repayment of related-party loans	—	(4,517)
Buyback of long-term debt	—	(1,995)
Receipt of long-term debt, net	35,056	156,535
Repayment of debt	(102,074)	(54,240)
Principal payments on financing leases	(4,013)	(4,151)
Proceeds from failed sale-leaseback	43,569	—
Proceeds from issuance of rights, net	—	11,332
Investment of non-controlling interest in subsidiary	—	19,325
Payment of Merger Transaction issuance costs	(4,764)	—
Dividends paid on redeemable preferred stock	(2,993)	—
Distributions to non-controlling interests	(120)	(4,734)
Net cash (used in) provided by financing activities	(35,339)	34,514
Net (decrease) increase in cash and cash equivalents and restricted cash	(66,603)	115,758
Effect of exchange rate on cash and cash equivalents and restricted cash	(1,438)	(15)

Cash and cash equivalents and restricted cash, beginning of period	312,977	52,763
Cash and cash equivalents and restricted cash, end of period	$244,936	$168,506

Use of Non-GAAP Measures

We disclose non-GAAP measures on a “same store basis,” which exclude the results of any store that is not a “same store” for the applicable period. A store is considered a same store beginning in the second quarter in which the store has a full quarter of activity in the prior year. We believe that this information provides greater comparability regarding our ongoing operating performance. These measures should not be considered an alternative to measurements presented in accordance with generally accepted accounting principles (“GAAP”) and are non-GAAP financial measures.

We define EBITDA as net income (loss) before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding the gain or loss on disposal of assets, impairment charges, acquisition costs, other non-cash items, and other unusual or non-recurring charges. None of EBITDA or Adjusted EBITDA are presented in accordance with GAAP and are non-GAAP financial measures.

We use EBITDA and Adjusted EBITDA for operational and financial decision-making and believe these measures are useful in evaluating our performance because they eliminate certain items that we do not consider indicators of our operating performance. EBITDA and Adjusted EBITDA are also used by many of our investors, securities analysts, and other interested parties in evaluating our operational and financial performance across reporting periods. We believe that the presentation of EBITDA and Adjusted EBITDA provides useful information to investors by allowing an understanding of key measures that we use internally for operational decision-making, budgeting, evaluating acquisition targets, and assessing our operating performance.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be considered as a substitute for net income (loss), cash flows from operating activities, or other income or cash flow statement data. These measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. We strongly encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, same stores measures, EBITDA and Adjusted EBITDA, as defined by us, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare our use of these non-GAAP financial measures with those used by other companies.

The following table contains a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods presented:

	Reconciliation of Adjusted EBITDA
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands)
Net income	$25,573	$32,509	$10,911	$19,652
Interest and other financing expenses, net	11,997	12,513	40,614	19,164
Income tax expense	8,212	2,510	7,490	499
Depreciation and amortization	25,273	16,814	49,515	33,885
EBITDA	71,055	64,346	108,530	73,200
Non-cash rent expense (a)	1,578	1,746	3,349	3,548
Acquisition costs (b)	1,988	882	2,599	2,382
(Gain) loss on disposal of assets and impairment charges (c)	(400)	1,000	975	4,382
Share-based compensation expense (d)	1,488	128	2,514	255
(Income) loss from equity investment (e)	(26)	178	(20)	411
Fuel taxes paid in arrears (f)	—	—	—	1,050
Other (g)	34	269	73	255
Adjusted EBITDA	$75,717	$68,549	$118,020	$85,483

(a) Eliminates the non-cash portion of rent, which reflects the extent to which our GAAP rent expense recognized exceeds (or is less than) our cash rent payments. The GAAP rent expense adjustment can vary depending on the terms of our lease portfolio, which has been impacted by our recent acquisitions. For newer leases, our rent expense recognized typically exceeds our cash rent payments, while for more mature leases, rent expense recognized is typically less than our cash rent payments.

(b) Eliminates costs incurred that are directly attributable to historical business acquisitions and salaries of employees whose primary job function is to execute our acquisition strategy and facilitate integration of acquired operations.

(c) Eliminates the non-cash loss (gain) from the sale of property and equipment, the gain recognized upon the sale of related leased assets, and impairment charges on property and equipment and right-of-use assets related to closed and non-performing stores.

(d) Eliminates non-cash share-based compensation expense related to the equity incentive program in place to incentivize, retain, and motivate our employees, certain non-employees and members of our Board of Directors.

(e) Eliminates our share of (income) loss attributable to our unconsolidated equity investment.

(f) Eliminates the payment of historical fuel tax liabilities owed for multiple prior periods.

(g) Eliminates other unusual or non-recurring items that we do not consider to be meaningful in assessing operating performance.